Exhibit 10.22

July 3, 2009

Dear Gordon:

We are pleased to offer you a position with Extreme Networks (the “Company”) as an employee, reporting to Mark Canepa, Chief Executive Officer. You will be responsible for developing marketing strategies as agreed between you and Mark. Your position will be 60% time and for a period of one year. Should you decide to join us, you will receive a semi-monthly salary of $12,500 (which would equal $300,000.00 on an annualized basis for the one-year period), less applicable taxes and withholdings, in accordance with the Company’s normal payroll procedures.

As a Company employee, you will be eligible to participate in various Company benefit plans, including its group health and short-term disability as well as its 401(k) and employee stock purchase plans. Your participation in the Company’s benefit plans will be subject to the terms and conditions of the specific benefit plans. In this position, you will not be a participant in the team incentive or executive bonus plans.

Your employment is for a fixed one-year period and will end on the anniversary date of your first date of employment unless we agree otherwise in writing.

This letter relates only to your benefits and responsibilities as an employee. It does not affect or modify in any way your compensation as our Chairman of the Board, or as a director or alter in anyway your rights or obligations in those positions.

In the event of any dispute or claim relating to or arising out of this agreement, our employment relationship, or the termination of our employment relationship (including, but not limited to, any claims of wrongful termination or age, gender, disability, race or other discrimination or harassment), you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Santa Clara County, California, and we waive our rights to have such disputes tried by a court or jury. The arbitration will be conducted by a single arbitrator appointed by the AAA pursuant to the AAA’s then-current rules for the resolution of employment disputes, which can be reviewed at www.adr.org.

This offer is contingent upon your signing the enclosed Employee Inventions and Proprietary Rights Assignment Agreement, however, that agreement will cover only the information you receive in your capacity as an employee, and not information you receive as a member of the Board of Directors.

We will also need you to provide documentary evidence of your eligibility for employment in the United States. Please bring this documentation, such as a passport or driver’s license and an original social security card, to your Employee Orientation. Such documentation must be provided to us within three (3) business days of your date of hire.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return to Kathleen Swift, VP of Human Resources at Extreme Networks at 3585 Monroe Street, Santa Clara, CA 95051. A duplicate original is in enclosed for your records. This offer of employment, if not accepted, will expire in 3 (three) business days. Based on our discussions, it is anticipated that you will begin employment no later than July 13, 2009.

All new employees receive a benefits package from the HR Department. If you have any benefit related questions, please contact Kathleen Swift at (408) 579-3253.

This agreement, along with any agreements referenced above, constitute the entire agreement between you and the Company concerning the terms and conditions of your employment with the Company. This agreement cannot be modified or amended except by a subsequent written agreement signed by you and the Company.

Gordon, we look forward to your new role and assistance at Extreme Networks and we look forward to your further contributions to the company. If you have any questions, please feel free to contact Kathleen Swift at 408-579-3253.

Sincerely,

/s/ Kathleen Swift
EXTREME NETWORKS INC. Kathleen Swift Vice President, Human Resources

I agree to and accept employment with Extreme Networks, Inc. on the terms set forth in this agreement.

/s/ Gordon Stitt	7 July 2009
Date

My start date will be 13 July 2009